EXHIBIT 12

           TRANSAMERICA FINANCE CORPORATION AND SUBSIDIARIES

           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                      Three Months Ended March 31,
                                              1994       1993
                                      (dollar amounts in thousands)
Fixed charges:
 Interest and debt expense                   $101,926   $106,760
 One-third of rent expense                      4,747      4,820
                                             --------   --------

     Total                                   $106,673   $111,580
                                             ========   ========

Earnings:
 Income before income taxes                   $69,119    $68,108
 Fixed charges                                106,673    111,580
                                             --------   --------

     Total                                   $175,792   $179,688
                                             ========   ========

Ratio of earnings to fixed charges               1.65       1.61
                                             ========   ========